                        The Exhibit Index is on page 8

   As filed with the Securities and Exchange Commission on October 28, 1994
                             Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                            ----------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                            ----------------------

                               THE ROUSE COMPANY
              (Exact name of issuer as specified in its charter)

           Maryland                                         52-0735512
(State or other jurisdiction of                          (I.R.S. Employer
incorporation or organization)                          Identification No.)

 10275 Little Patuxent Parkway
   Columbia, Maryland                                       21044-3456
(Address of principal executive offices)                    (Zip Code)
                             --------------------

                               THE ROUSE COMPANY
                            1985 STOCK OPTION PLAN
                           (Full title of the plan)
                             --------------------



                         RICHARD G. McCAULEY, Esquire
                        Senior Vice-President, General
                             Counsel and Secretary
                               The Rouse Company
                         10275 Little Patuxent Parkway
                         Columbia, Maryland 21044-3456
                                (410) 992-6400
                      (Name, address and telephone number
                  including area code, of agent for service)
                             --------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================
Title of              Amount     Proposed maxi-   Proposed maxi-     Amount of
securities to         to be       mum offering     mum aggregate   registration
be registered       registered  price per share   offering price        fee
- ------------------  ----------  ----------------  ---------------  -------------

Common Stock
(par value
$0.01 per share)       750,000         $18.6875*     $14,015,625*     $4,833*

================================================================================

(*) Pursuant to Rule 457(h)(1) and (c), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of registration fee are based upon the average of the high and low sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation (NASDAQ) National Market System on October 26, 1994.

================================================================================

                               THE ROUSE COMPANY
                            1985 STOCK OPTION PLAN


                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

          Not required to be included in the Form S-8 pursuant to Note to
     Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.
               ----------------------------------------

          The following documents which have been filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994 and June 30, 1994 and all other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since the end of the fiscal year covered by the registration document referred to in (a) above; and

          (c) Description of Common Stock of the Registrant contained or incorporated in the Registration Statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of the Registration Statement from the date of filing of such document.

     ITEM 4.   DESCRIPTION OF SECURITIES.
               --------------------------

          Not applicable.

     ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.
               ---------------------------------------

          Certain legal matters in connection with the issuance of the Common Stock offered by this Registration Statement are being passed upon for the Company by Richard G. McCauley, Esquire, who is Senior Vice-President, General Counsel and Secretary of the Company. As of October 28, 1994, Mr. McCauley was the direct owner of 107,910 shares of the Company's Common Stock (excluding shares of the Company's Common Stock held in his account under the Company's 401(k) Savings Plan), certain family members owned 21,295 shares (as to which shares he disclaims beneficial ownership) and he held options to purchase 112,500 shares, of which options to purchase 39,500 shares were presently exercisable.

     ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
               -----------------------------------------

          The Charter and Bylaws of the Registrant provide for limitation of liability and indemnification of directors and officers. Article SEVENTH
     (f) of the Charter provides for limitation of liability of directors and officers of the Registrant as follows:

          "To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of this Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment or repeal."

          Article IX of the Bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Maryland law as now or hereafter in force, including the advance of related expenses. If any determination is required under applicable law as to whether a director or officer is entitled to indemnification, such determination shall be made by independent legal counsel retained by the Company and appointed by either the Board of Directors or the Chief Executive Officer.

          Under Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland, a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and either (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in the defense of any proceeding, he or she also shall be indemnified against reasonable expenses incurred in connection therewith.
     A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.

          As permitted under Section 2-418(k) of the Corporations and Associations Article of the Annotated Code of Maryland, the Company has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such whether or not the Company would have the power to indemnify such persons under the provisions of the Maryland law governing indemnification.


     ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.
               ------------------------------------

          Not applicable.

     ITEM 8.   EXHIBITS.
               --------

     Exhibit
     Number    Description
     -------   -----------
     5         Opinion of Richard G. McCauley, Esquire (contains Consent of
               Counsel).

     23.1      Consent of Counsel (contained in Exhibit 5).

     23.2      Consent of Independent Certified Public Accountants.

     23.3      Consent of Independent Real Estate Consultants.

     24        Power of Attorney.

     ITEM 9.   UNDERTAKINGS.
               ------------

          The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                       ---- ----

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                              ---- ----

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Columbia, Maryland on this 28th day of October, 1994.

                                                 THE ROUSE COMPANY


                                                 By:/s/ Mathias J. DeVito
                                                    ----------------------------
                                                      Mathias J. DeVito
                                                      Chairman of the Board and
                                                      Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     Principal Executive Officers:


     /s/ Mathias J. DeVito    Chairman of the           Date:  October 28, 1994
     ----------------------
     Mathias J. DeVito        Board and Chief
                              Executive Officer


     /s/ Anthony W. Deering   President and             Date:  October 28, 1994
     ----------------------
     Anthony W. Deering       Chief Operating
                              Officer


     Principal Financial Officer:


     /s/ Jeffrey H. Donahue   Senior Vice-              Date:  October 28, 1994
     ----------------------
     Jeffrey H. Donahue       President and
                              Chief Financial
                              Officer


     Principal Accounting Officer:


     /s/ George L. Yungmann   Senior Vice-              Date:  October 28, 1994
     ----------------------
     George L. Yungmann       President and
                              Controller

                     A MAJORITY OF THE BOARD OF DIRECTORS

     David H. Benson, Jeremiah E. Casey, Anthony W. Deering, Rohit M. Desai, Mathias J. DeVito, Juanita T. James, Thomas J. McHugh, Hanne M. Merriman and Alexander B. Trowbridge


     /s/ Mathias J. DeVito    For himself and as         October 28, 1994
     -----------------------
        Mathias J. DeVito     Attorney-in-Fact for
                              the above-named members
                              of the Board of
                              Directors

                                 EXHIBIT INDEX

     Exhibit
     Number    Description                                         Page
     -------   -----------                                         ----
     5         Opinion of Richard G. McCauley, Esquire
               (contains Consent of Counsel).                       9

     23.1      Consent of Counsel (contained in Exhibit 5).         9

     23.2      Consent of Independent Certified Public
               Accountants.                                        11

     23.3      Consent of Independent Real Estate Consultants.     12

     24        Power of Attorney.                                  13

                                     - 8 -